Exhibit (p)(2)

ASHMORE INVESTMENT MANAGEMENT LIMITED

CODE OF ETHICS

(Latest revision 27 September 2010)

PURPOSE

Ashmore Investment Management Limited (“Ashmore”) provides investment advisory services to various clients and accounts, which may include investment companies registered under the Investment Company Act 1940 as amended (“ the Company Act”) of the United States (“the Funds”). Ashmore is registered in the United States as an investment adviser under the Investment Advisers Act 1940 (“the Advisers Act”).

In accordance with the Company Act Rule 17j-1 and the Advisers Act Rule 204A-1 (together “the Rules”) the Funds and their investment advisers must adopt a written code of ethics, which is reasonably designed to prevent specific individuals (“Access Persons” – see below) from conducting their personal securities transactions in a manner that interferes with the transactions of any client or otherwise to take unfair advantage of their relationship with clients. The Rules 17j-1 and 204-2 are similar – where duplication would arise, a single record is acceptable.

In recognition of this duty, Ashmore has adopted this Code of Ethics (“the Code”), which is in compliance with the Rules, and which shall be applied across all UK registered corporate entities within the Ashmore Group of Companies under the ownership of Ashmore Group PLC. Any references in the Code to “Ashmore” or “Ashmore Group” will be interpreted to mean any and all of such corporate entities.

Ashmore must submit the Code to the Funds’ boards of directors for approval before its initial appointment as investment adviser. Before doing so, Ashmore must certify to the Funds’ boards of directors that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. Ashmore will submit subsequent material changes to the Code to the Funds’ boards of directors within three months of such changes coming into effect.

RELATIONSHIP WITH ASHMORE COMPLIANCE MANUAL

Ashmore maintains a detailed Compliance Manual which is intended to satisfy the wide range of rules and regulations of its primary regulator, the UK Financial Services Authority (FSA) that are relevant to the Ashmore Group’s activities. Ashmore also maintains other written Policies and Procedures, which govern the way in which Ashmore Group staff fulfill their day-to-day responsibilities.

The Code comprises relevant extracts from Ashmore’s Compliance Manual and Policies and Procedures documents (together “the Manual”), which separately are in compliance with individual sections of the Rule. Such extracts have been drawn together to create a single document for registration as an exhibit to the necessary United States Securities and Exchange Commission (“SEC”) filings of the Funds. Accordingly, compliance with the Manual automatically confirms compliance with the Code.

Ashmore staff are required to sign a declaration that they have received, read and understood the Manual and the Code, and any changes thereto, and will abide by the policies therein at all times. Failure to observe compliance guidelines and policies may result in disciplinary proceedings against them. If you are aware of your own breach of the Code, you should immediately advise the Group Head of Compliance. Should you become aware of a breach of the Code by other persons, you should make a report following the procedure for “Whistleblowing” in Section 6.8 of the Compliance Manual.

ACCESS PERSONS

The Rules require compliance with the Code by persons defined as “Access Persons”. Ashmore has examined such definition, and is fully satisfied that persons defined and referred to in the Manual and below as “Approved Persons” are at least equivalent to “Access Persons”. In certain circumstances, Ashmore requires compliance with the Code by all staff. Accordingly, Ashmore is satisfied that the Code more than meets the requirements of the Rules in this respect.

ASHMORE’S COMPLIANCE AND REPORTING OBLIGATIONS

Ashmore’s Group Head of Compliance undertakes a regular compliance monitoring programme (“CMP”), the depth and frequency of its elements being structured to take account of compliance risk. Ashmore is satisfied that the CMP, which is sufficiently flexible to accommodate changes in business patterns, or to concentrate on specific areas that require attention, includes monitoring procedures that are capable of identifying material issues arising in connection with or material violations of the Code should they occur.

No less frequently than annually, Ashmore must furnish to the Funds’ board of directors, and the board of directors must consider, a written report that:

a)	Describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

b)	Certifies that Ashmore has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

EXTRACTS FROM THE MANUAL

(Numbering below is as established within the Manual)

(Bracketed references are to specific rules and guidance in the FSA Handbook of Rules and Guidance)

2.	THE FSA PRINCIPLES FOR BUSINESSES

Ashmore’s reputation is crucial to the continued success of its business – Ashmore and its staff must adhere to the following FSA principles (PRIN2.1.1R) in their business activities:

1.	Integrity – A firm must conduct its business with integrity.

2.	Skill, care and diligence – A firm must conduct its business with due skill, care and diligence.

3.	Management and control – A firm must take reasonable care to organise and control its affairs responsibly and effectively, with adequate risk management systems.

4.	Financial prudence – A firm must maintain adequate financial resources.

5.	Market conduct – A firm must observe proper standards of market conduct.

6.	Clients’ interests – A firm must pay due regard to the interests of its clients and treat them fairly.

7.	Communications with clients – A firm must pay due regard to the information needs of its clients, and communicate information to them in a way which is clear, fair and not misleading.

8.	Conflicts of interest – A firm must manage its conflicts of interest fairly, both between itself and its clients, and between a client and another client.

9.	Clients: relationships of trust – a firm must take reasonable care to ensure the suitability of its advice and discretionary decisions for any client who is entitled to rely upon its judgment.

10.	A firm must arrange adequate protection for clients’ assets when it is responsible for them.

11.	A firm must deal with its regulators in an open and co-operative way and must disclose to the FSA appropriately anything relating to the firm of which the FSA would reasonably expect notice.

The FSA requires firms to apply these principles in whichever territory they conduct their business (or in respect of Principle 5 wherever contravention would have a negative effect on confidence the UK financial system). Additionally, if a regulation has a wider territorial scope than the UK, that wider scope must apply. Accordingly, these principles are intended to prevent “Unlawful Actions” as referred to in United States Investment Company Act 1940 Rule 17j-1b. Adherence with Section 5 of this Compliance Manual (The Approved Persons Regime and Code of Conduct) is also intended to prevent such “Unlawful Actions”.

Note to Ashmore staff: this Compliance Manual includes a Code of Practice for Approved Persons and Statements of Principle to accompany it (in addition to the above Principles for Business). There is an emphasis on personal culpability, and if you breach the Code, sanctions against you may result – you may be fined, publicly censured or in extreme circumstances banned from employment in the financial services industry. For further information refer to Section 5 in this Compliance Manual.

This Section 2 forms part of the Code of Ethics required for the purposes of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request

5.	THE APPROVED PERSONS REGIME AND CODE OF CONDUCT

The Approved Persons Regime reflects the same broad tenets that have been in operation in the financial services industry for several years. In other words, a person who engages in regulated activities in a firm is responsible for the proper discharge of those activities.

However, the FSA has defined specific functions within a firm that only a person whom the FSA has approved (“approved persons”) may carry out. These functions are known as “controlled functions” (specified in rule SUP10.4.5R). The purpose of the Approved Persons Regime is to direct enforcement against people who do not observe the seven “Statements of Principle” for approved persons.

Breaches may be dealt with by personal censure, fine or a ban from future employment in the industry. You should therefore be aware how the regime impacts upon you and your role at Ashmore.

5.1	Controlled Functions

The underlying purpose of “controlled functions” is to establish and mark the boundaries of the Approved Persons Regime. They are the functions that the FSA sees as key to the operation of the FSMA2000 regulated activities. By establishing these functions, the FSA can directly regulate an individual, thereby complementing the regulation of the authorised firm for which the “approved person” performs the function.

The chart of Ashmore’s controlled functions is set out below:

Governing functions	CF1. Director
CF.2 Non-executive
CF3. Chief Executive

Required functions	CF10. Compliance oversight
CF11. Money laundering reporting

Systems and control functions	CF28. Systems and Controls (incorporates Finance, Risk & Internal Audit as defined within an individual’s job description)

Client functions	CF30. Client Function (incorporates investment advice and investment management as defined within an individual’s job description)

The most current database detailing those individuals to whom the above controlled functions have been allocated (and who are registered with the FSA as “approved persons”) is maintained by Compliance.

5.2	Approved Persons

An Approved Person covers more than someone who deals with or advises clients.

An Approved Person falls into either or both of two categories of activity:

•	You are an Approved Person if you deal directly with clients and client assets;

•	You are also an Approved Person if you exercise significant influence over a firm (including if you are a non-executive director on the Ashmore Group plc Board).

If you are an Approved Person, the most important issue is the emphasis placed by the FSA on the direct enforcement of your personal responsibility for the proper performance of your job function.

If you are subject to the Approved Persons Regime, your name will appear on the FSA Register, via the following link http://www.fsa.gov.uk/register/indivSearchForm.do.

If your name does not appear, you are still required to act in accordance with this Compliance Manual in carrying out your own role at Ashmore. The essence of a strong investment business is a positive compliance culture, and the Ashmore management expects consistently high standards of conduct.

5.3	The Code of Practice for Approved Persons

As part of the Approved Persons Regime, the FSA has set seven Principles for Approved Persons, and a Code of Practice. The Code provides examples of conduct that the FSA believes does not comply with the Principles. These will be summarised in Section 5.4 below.

Personal culpability – an Approved Person will only breach a Principle where he is personally culpable. This new personal culpability feature will arise in two circumstances:

•	If your action (or inaction) was deliberate;

•	If your standard of conduct did not meet reasonable standards.

In making the determination of personal culpability, the FSA will take into account the precise circumstances of a situation, the characteristics of your function and the standards expected of a person in that function.

Consequences – a violation of the Principles can result in sanctions against Ashmore and its employees. The FSA can fine Ashmore, issue a public censure, or even review whether it continues to permit Ashmore to conduct business. Similarly, the FSA can fine and publicly censure Approved Persons, and in extreme circumstances, ban them from the industry.

5.4	The Code and the Principles

The Code sets out a Principle, and then specifies examples of conduct that in the opinion of the FSA violates the Principle. The examples set out below are not exhaustive – but they are illustrative of the FSA’s approach under the Code.

Principle 1 – an Approved Person must act with integrity in carrying out his controlled function (APER2.1.2P)

This requires an Approved Person to deal with others in an open, fair and honest manner.

Conduct that violates Principle 1

1.	Deliberately misleading a client, Ashmore, its Group Head of Compliance or other officer, or the FSA by providing false or inaccurate information:

•	Falsifying or destroying documents or tapes;

•	Misleading a client about the risks of or charges for a transaction;

•	Misleading a client about likely investment performance by providing inappropriate projections of future investment returns;

•	Mismarking the value of an investment or a position – or procuring an unjustified alteration of prices on illiquid or off-exchange contracts;

•	Misleading Ashmore employees about the nature of risks being accepted;

•	Misrepresenting details of training received, qualifications, past employment or experience;

•	Failing to disclose personal dealings under the Ashmore Personal Account Dealing procedures.

2.	Deliberately carrying out a discretionary transaction that is unsuitable for a fund or segregated account.

3.	Deliberately failing to advise a client or the FSA that they have misunderstood a material issue:

•	Failing to disclose the existence of a falsified document;

•	Failing to correct a mismarked position immediately.

4.	Deliberately preparing inaccurate records or returns:

•	Inaccurate or inappropriate performance reports for clients (such as relying on past performance without the required warnings);

•	Preparing inaccurate trade confirmations or other records of transactions or client positions.

4	Deliberately misusing a client’s assets:

•	Churning a client’s account

•	Misappropriating a client’s assets or wrongly retaining its funds;

•	Wrongly using one client’s funds for another client’s or otherwise using a client’s funds for purposes other than those for which they were provided;

•	Wrongfully pledging a client’s assets as security or margin where not permitted to do so.

5	Deliberately designing a transaction to make it appear consistent with the FSA and other regulatory rules when it is not.

6	Deliberately not disclosing a conflict of interest.

Principle 2 – an Approved Person must act with due skill, care and diligence in carrying out his controlled function (APER2.1.2P)

This requires an Approved Person to adopt the same ethic as with Principle 1, but it requires you to be competent and to have the necessary qualifications to do your job.

Conduct that violates Principle 2

1.	Not informing a client or Ashmore of information you should know you ought to disclose:

•	Mismarking positions;

•	Giving inaccurate information to other Ashmore staff or the auditors.

2.	Recommending or advising on a transaction where you do not have a reasonable understanding of the risk to the client of that transaction:

•	Not understanding the client’s actual or potential liability in a transaction;

3.	Undertaking a transaction without understanding the risk exposure of the fund.

4.	Not providing adequate control over a client’s assets:

•	Failing to process a fund transaction in a timely manner.

5.	Continuing your job in a controlled function even though you have failed to meet the prescribed standards of knowledge and skill.

Principle 3 – an Approved Person must observe proper standards of market conduct in carrying out his controlled function (APER2.1.2P)

This requires an Approved Person to comply with the many and various conduct of business rules and codes of conduct for investment business.

Conduct that is consistent with Principle 3

The code does not specify examples of violations – instead it states that compliance with the variety of market codes will suggest compliance with the Principle.

Principle 4 – an Approved Person must deal with the FSA and with other regulators in an open and cooperative way and must disclose appropriately any information of which the FSA would reasonably expect notice. (APER2.1.2P)

The FSA has considerable powers to gather information in their regulation of the industry. A failure to cooperate with the FSA or to deal with them openly can entail serious legal and reputation consequences for a firm or its employees.

Conduct that violates Principle 4

1.	Failing to report promptly matters that are of material significance to Ashmore. Examples would include, without limitation, a potential rule violation, a client complaint, a suspicion of money laundering, or a change in your personal circumstances.

Note: Under Ashmore’s procedures, you should report such matters as referred to above to the Compliance Department, who will take such further action as necessary.

2.	Where the Approved Person is charged with the responsibility of making a report to the FSA, failing to make that report, whether in response to questions or otherwise.

3.	Failing to answer accurately a question from a regulator – or failing to attend an interview requested or demanded by a regulator – or failing to provide a regulator with appropriate documents or information in response to that regulator’s request.

The Principles 1, 2, 3 and 4 set out above are applicable to all Approved Persons at Ashmore, including senior management. Principles 5, 6 and 7 set out below are applicable to senior management only.

Principle 5 – an Approved Person performing a significant influence function must take reasonable steps to ensure that the business of the firm for which he is responsible in his controlled function is organized so that it can be controlled effectively. (APER2.1.2P)

This requires the Managing Director to implement clear apportionment and allocation of duties and responsibilities to management and staff, to keep them under review and update them as appropriate. It also requires all senior management to delegate duties to personnel with the appropriate levels of skill and experience.

Conduct that violates Principle 5

1.	Failing to make and maintain apportionment of responsibilities for all business areas and to allocate and communicate them clearly to Ashmore’s directors and senior managers and other staff:

•	Implementing confusing or uncertain reporting lines, and authorization levels;

•	Implementing confusing or uncertain job descriptions and responsibilities;

•	Failing to review regularly the significant responsibilities and to take action as necessary.

2.	Failing to ensure that responsibilities are allocated to suitable individuals:

•	Failing to review staff competence, knowledge, skills and performance to assess their suitability, despite evidence that their performance is unacceptable;

•	Giving undue weight to a fund manager’s financial performance when considering whether he is or remains suitable for his role;

•	Allowing managerial vacancies to remain uncovered when risk of non-compliance with regulations might exist.

Principle 6 – an Approved Person performing a significant influence function must exercise due skill, care and diligence in managing the business of the firm for which he is responsible in his controlled function.    (APER2.1.2P)

This requires all senior management to understand the areas of business for which they are responsible, to delegate responsibly, to monitor staff, contractors and practices, and to expand the business only after careful consideration of the risks involved.

Conduct that violates Principle 6

1.	Failing to take adequate steps to gain adequate information about the business area(s) for which you are responsible:

•	Permitting transactions without understanding the risks involved;

•	Permitting expansion of the business without considering the risks adequately;

•	Inadequately monitoring highly profitable or unusual transactions or business practices;

•	Accepting implausible or unsatisfactory explanations from staff without testing their voracity;

•	Failing to obtain independent expert opinion where necessary.

2.	Delegation internally or externally without proper understanding of the issue or consideration of the delegate’s competence, knowledge, skill or capacity to deal with the issue:

•	Disregarding the issue or failing to obtain relevant reports once it has been delegated.

3.	Failure to supervise or monitor a delegated issue:

•	Failing to take personal action where progress is unreasonably slow or where you receive unsatisfactory explanations;

•	Failing to review the performance of an outside contractor to whom you have delegated an issue.

Principle 7 – an Approved Person performing a significant influence function must take reasonable steps to ensure that the business of the firm for which he is responsible in his controlled function complies with the relevant requirements and standards of the regulatory system.    (APER2.1.2P)

This requires the Managing Director and senior management to set up compliance procedures and controls, to monitor them, to examine breaches and to implement improvements where necessary.

Conduct that violates Principle 7

1.	Failing to take adequate steps to implement satisfactory systems of control, either personally or through a compliance department, and to monitor compliance with regulatory requirements.

2.	Failing to consider and understand breaches that have occurred, and to correct them, if necessary with the help of outside experts.

3.	Failing to ensure that systems, procedures and controls are reviewed, and improved as appropriate in a timely manner.

4.	In the case of the Money Laundering Reporting Officer, failing to discharge the responsibilities imposed upon him in accordance with Chapter 8 of the Money Laundering sourcebook.

5.5	Reporting of Changes in Controlled Functions and Approved Persons

The Compliance Department maintains and monitors a control record of approved persons and controlled functions, supplemented by a file of correspondence and forms filed with the FSA.

Ashmore is required to notify the FSA of certain changes in respect of controlled functions. Any changes under the following headings must be notified to the Compliance Department, who will carry out the notification as required on the prescribed FSA form:

•	appointment of a candidate to a controlled function (Form A) (the individual may only perform the function after approval by the FSA (SUP10.12.1G));

•	withdrawal of an application for approval (Form B) (SUP10.12.13R);

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change of responsibilities thereby creating a change from one controlled function to another (Form E) or adding an additional controlled function (Form A) (the individual may only perform the new function after approval by the FSA (SUP10.13.1G));

•	ceasing to perform a controlled function (Form C) (notification required within 7 days of the change (SUP10.13.6R));

•	changes to an Approved Person’s title, name or National Insurance number (notification required within 7 days of the change (SUP10.13.14R)), but not a change to private address (Form D);

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awareness of information, which would reasonably be material to the assessment of a candidate’s or an Approved Person’s fitness or propriety (notification required as soon as practicable (SUP10.13.16R)).

Where a change of employment is anticipated, where either a person is leaving Ashmore for another authorised firm, or joining Ashmore from another firm, both firms are required to act as soon as reasonably practicable in the appropriate exchange of information and references in accordance with rule SUP10.13.12R and guidance SUP10.13.13G.

This Section 5 forms part of the Code of Ethics required for the purposes of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request

10.	INSIDER DEALING

This section should be read in conjunction with the following further reading:

•	Section 7 (Conflicts of Interest);

•	Section 8 (Market Abuse);

•	Legal department memorandum entitled “Confidentiality Agreements/ Restricted List”;

•	the Code for Dealing in Securities in Ashmore Group plc (the “Ashmore Code”), referred to further in Section 20.12 below, and

•	The Code for Dealing in Securities in Ashmore Global Opportunities Limited referred to further in Section 20.13 below.

10.1	What Constitutes Insider Dealing?

In brief, insider dealing involves the use of non-public price sensitive information about a company to deal in securities on a recognised stock exchange in order to make a profit or avoid a loss. In the United Kingdom, insider dealing is a criminal offence leading to imprisonment and/or a fine.

An individual who has non-public information must not:

•	deal in “price affected securities”, whether for himself or on behalf of Ashmore;

•	encourage another to deal in price affected securities (whether or not that other person knows they are price affected); or

•	disclose the information to another person (other than in the proper performance of his employment).

This prohibition applies to all securities traded on a regulated market and includes shares, corporate and government debt futures, options and warrants relating to those securities, index futures and options, OTC derivatives and other derivatives.

“Inside information” means information which:

•	relates to particular securities or a particular issuer of securities (not to securities generally);

•	is specific or precise;

•	has not been made public but, if it were made public, would be likely to have a significant effect on the price of the securities (“price affected securities”).

Note that price affected securities may be those of another company in the same sector.

However, inside information does not include “market information” (essentially, information about purchases and sales of securities, the price at which securities are bought and the parties doing the buying and selling, as long as it is reasonable for an individual to have acted on the information).

For example, information about a secondary market placing would be market information, so it would not be insider dealing for salesmen to approach their clients in order to find places for the stock, thereby facilitating the transaction. There may be certain circumstances, however, where the size of the holding or its obvious origin could be deemed to be price sensitive information and the client should always be cautioned that the information is confidential and he should not therefore act on that information.

Information is regarded as being public if:

•	it is publicised in accordance with the rules of a regulated market in order to inform investors and their professional advisors;

•	it appears in records legally required to be open to public inspection;

•	it can be readily acquired by those likely to deal in the securities, or

•	it is derived from information, which is made public.

Information may be treated as being made public even though:

•	it can be acquired only by persons exercising diligence or expertise;

•	it is only communicated to a section of the public;

•	it can only be acquired by observation;

•	it can only be acquired on payment of a fee;

•	it is publicised only outside the particular country.

No Ashmore employee may dishonestly conceal any material facts for the purpose of inducing, or where he is reckless as to whether it may induce, another person (whether or not the person from whom the facts are concealed) to buy or sell an investment or to refrain from buying or selling an investment. This may include an Ashmore employee who conceals price sensitive information from a counter-party to induce him to deal if the concealment is dishonest.

10.2	Confidentiality Agreements

A substantial amount of Ashmore’s business involves corporate structuring and restructuring. Many discussions are conducted within the confines of confidentiality agreements. In these and other circumstances, Ashmore employees may receive price sensitive information.

Ashmore’s Legal and Transaction Management department (“LTM”) maintains a list of all Confidentiality Agreements, a summary record of the contents of each, and a summary record of any price sensitive information received other than pursuant to a Confidentiality Agreement. As part of its monitoring and control process of price sensitive information, and in its advisory capacity to Ashmore staff to prevent accidental passing on of confidential information, it has issued a memorandum entitled Confidentiality Agreements/ Restricted List, the contents of which you should be aware.

10.3	Restricted Issuer List

This is the means by which Ashmore typically manages confidential information in relation to Issuers that have listed securities on an investment exchange. As a precaution to prevent any Ashmore investment professional from effecting transactions or making an investment decision based on, or that should not be based on, confidential information obtained in the course of a proposed transaction, the member of staff with such confidential information must report the potential conflict to the Head of Legal and Transaction Management (“LTM”) before any communication of confidential information is made, whether internally or otherwise.

The Head of LTM maintains the “Restricted Issuer List” containing the names of the issuers/ securities involved, and circulates (periodically) this list to all Ashmore staff. The Head of LTM maintains and regularly updates and reissues the Restricted Issuer List.

Separate to the circulation of the Restricted Issuer List, the Head of LTM also communicates the names of Issuers to Compliance so they can be entered into thinkFolio (the firm’s order entry and compliance system).

With the approval of the Head of LTM, the member of staff with such confidential information may communicate it internally as necessary, but never externally. Such approval may be withheld if a major conflict of interest is identified, and additional procedures will be necessary in accordance with this Chapter.

Generally, companies are placed on the Restricted Issuer List in order to preclude sales and trading in their securities. An employee may not buy or sell for any Ashmore account, employee account or client account over which the employee has investment discretion or influence; recommend; advise; suggest; or participate in; a purchase or sale of any security of an issuer on the Restricted Issuer List. A transaction involving the issuer/securities identified on such list will only be allowed with the approval of the Heads of LTM and Compliance. With such approval, instruments that appear on the list will typically only be transacted (bought from or sold to) with the group of persons who are in receipt of the same Price Sensitive Information that resulted in the restriction being placed.

Each employee is responsible for complying with the limitations applicable to securities of issuers placed on the Restricted Issuer List. Unless an exception is granted by LTM or Compliance, (to meet the requirements of the FSA Rules (SYSC 10.2.2R)) no staff member is permitted to deal (“deal” includes subscribing, buying and otherwise acquiring, and selling or otherwise disposing of securities or any interest in securities, either for their personal account or for the account of a client), or counsel or procure others to deal, in the relevant restricted securities, or communicate the information to others likely to do so. Accordingly, the following activities in Restricted Issuer List securities are prohibited:

(i)	Proprietary trading for the account of any Ashmore corporate entity;

(ii)	Transactions on behalf of Ashmore funds and segregated client accounts;

(iii)	Personal account trading.

The Restricted Issuer List is solely for the internal use of Ashmore and its employees. The identities of companies on the Restricted Issuer List, as well as the limitations imposed on activities, and all confidential information obtained, are to be kept confidential within Ashmore by all personnel.

This Section 10 forms part of the Code of Ethics required for the purposes of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request

20.	PERSONAL ACCOUNT DEALING

Principle 3 – Management and control – A firm must take reasonable care to organise and control its affairs responsibly and effectively, with adequate risk management systems.

Principle 8 – Conflicts of interest – A firm must manage its conflicts of interest fairly, both between itself and its clients, and between a client and another client.

The following rules are established in order to:

•	maintain standards of conduct within Ashmore to the highest levels of integrity;

•	ensure that the interest of clients take precedence over the interests of Ashmore staff;

•	protect Ashmore staff from unfounded allegations of insider dealing or other abuses of confidential information.

The spirit, and not only the letter, of the rules should be observed.

20.1	Application of the rules

These rules apply to all personal dealings in securities (defined below) by you (and your spouse), as an employee and/or director of Ashmore and applies whichever company within Ashmore employs you and whether you are permanent, temporary, contract or on probation.

In addition to dealings by you for your own account the rules also apply to dealings by you:

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for the account of a “Connected Person” - that is, anyone connected with you by reason of a domestic or business relationship (other than solely because that person is a client of Ashmore) such that you have influence over that person’s judgement as to how to invest his property or exercise any rights attaching to securities;

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in your capacity as an executor or administrator of an estate, or as a trustee of a trust, in which a significant interest is held by you, or any associate of yours, or any company or partnership controlled by you or by such associate;

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otherwise in your capacity as a personal representative or a trustee, except where you are relying entirely on the advice of another person from whom it is appropriate to seek advice in the circumstances; and

•	for the account of another person unless you do so in the course of your employment with Ashmore.

The rules do not apply to any discretionary transaction entered into for you, and without prior communication with you, provided that the discretion is not exercised by Ashmore (see Section 20.7 below for investments in Ashmore funds), or any transaction by you concerning a life policy or units in a regulated collective investment scheme (authorised or recognised unit trust).

For the purpose of these rules “securities” includes stocks and shares, debentures, bonds, units in unregulated collective investment schemes, government and public securities, certificates of deposit, warrants, futures, options, collateralised bond obligations (CBOs) and contracts for differences (e.g. forward rate agreements, interest rate swaps, market indices), whether UK or foreign, and whether listed or unlisted. Bets placed on proprietary betting instruments (such as IG index, City Index or similar indices) are also covered, but the use of such instruments by Ashmore staff is discouraged.

“Securities” also includes any security as defined in section 2(a)(36) of the Investment Company Act of 1940 of the United States, and insofar as not included in the paragraph immediately above, includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. This definition of “securities” does not include:

•	direct obligations of the Government of the United States;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements.

•	shares issued by open-ended funds.

These rules also apply to making any formal or informal offer to buy or sell, taking up rights on a rights issue, exercising conversion or subscription rights, exercising an option and buying or selling an investment under any offer, including a takeover or tender offer, which is made to the public or all (or substantially all) the holders of the investment concerned.

You must take reasonable steps to ensure that any Connected Person acting on his own account observes the requirements of these rules as though they applied to him as well.

20.2	General Rule

Ashmore staff may not invest in any emerging markets debt or equity except through Ashmore’s own funds.

Subject to the limitations and prohibitions set out in these rules, you may otherwise deal in securities.

You must obtain the prior written approval of the Group Head of Compliance before undertaking transactions in futures, options or contracts for differences. You must also obtain such prior written approval before undertaking transactions in an Initial Public Offering, or a Limited Offering (as such terms are defined in Rule 17j-1 (a) of the US Investment Company Act 1940). If it is the Group Head of Compliance wishing to undertake such transactions then the approval is from the Chief Executive. Any transaction approved by this procedure must be executed within 24 hours of the date of approval, or 4 weeks from the next dealing date in the case of Ashmore managed funds, otherwise the approval lapses.

You should note that it is the duty of the Group Head of Compliance to check your compliance with the Personal Account Dealing rules and this will be done on a regular basis. Breaches will be recorded in Ashmore’s errors and breaches records, and will be reported at the next meeting of the Risk and Compliance Committee, which may ultimately result in disciplinary action.

20.3	Reporting Procedures

No later than 10 days after establishing the relationship, you must advise the Group Head of Compliance of any firm through which you transact any personal dealing and provide details of any discretionary investment management agreements you have entered into by providing the name of the party with whom you have such agreement, and the date of the agreement. The Group Head of Compliance will record this information in Ashmore’s Personal Accounting Dealing files including the date on which you reported the relevant agreement.

The Group Head of Compliance will write to each firm (broker) notified by staff, requesting them to send a copy of all contract notes to the Group Head of Compliance and all members of staff will provide their authority to the Group Head of Compliance to do so. You must inform any authorised person with or through whom you effect any transaction that you are an employee of Ashmore.

The Group Head of Compliance will require that the contract notes received meet all the information that is required to be reported under Rule 17j-1(d) of the US Investment Company Act of 1940, so that with respect to any transaction during the relevant annual or quarterly period in which you had any direct or indirect beneficial ownership, they should state:

•	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

The Group Head of Compliance will record the date that the report was received.

20.3.1	Quarterly Declaration and Report

Following the end of each calendar quarter, the Group Head of Compliance will provide you with a quarterly transactions/ holdings report and a declaration (Appendix 20.3), all of which you must sign and return within the requested time limit, which to meet the requirements of the US Investment Company Act of 1940 Rule 17j-1 will be no later than 30 days after the end of the relevant calendar quarter. You will be reminded of your obligations to clients, and your declaration will confirm that you have met the requirements of Ashmore’s Personal Account Dealing procedures, and that you have provided information in respect of all broker arrangements to ensure full and complete capture by the Group Head of Compliance of your personal dealings in securities. If you have not provided complete information, your response must include information in respect of the missing securities, in the detail required in the section above, and details concerning omitted broker agreements.

20.3.2	Annual Holdings Report

In accordance with the further requirements of the US Investment Company Act of 1940 Rule 17j-1, within 30 days of the end of each calendar year, you are required to provide the Group Head of Compliance with an Annual Holdings Report containing the following information (up to date to within 45 days of the date on which you submit the report):

•	The title, number of shares and principal amount of each security in which you had any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with which you maintain an account in which any securities are held for your direct or indirect benefit.

The Group Head of Compliance will record the date that your report is submitted to him, and as part of the CMP, will review all such reports for compliance with these procedures.

These rules also apply to non-executive directors of Ashmore, each of whom is obliged to notify the Group Head of Compliance within 14 calendar days of any personal account dealing he has undertaken. If a non-executive director is also an employee of a regulated firm which has similar personal account dealing rules, then an annual confirmation from that firm’s compliance officer that their “PAD” rules have been adhered to is sufficient, although the Group Head of Compliance should be permitted to inspect their records at any time on request.

20.4	Conflicts of Interest and Duty

You must not effect transactions in any security if to do so may, or may appear to, involve a conflict of your own interest with that of any client or with your duty to any client, or otherwise have an adverse effect upon the particular interests of any client.

Any person involved in the preparation of or approval of research must not effect any transaction in Ashmore funds, if Ashmore has published any research or article (that has not been withdrawn), unless the transaction is not contrary to the content of the research or article. In any case, all employee transactions in Ashmore funds require pre-approval by Compliance (see Section 20.7 below).

You must not effect any transaction if you know or should know that Ashmore has accepted instructions from a client, or has decided on behalf of a client, to effect a transaction and the instructions or decisions have not yet been carried out. This applies whether or not Ashmore’s transaction is likely to affect the price of the securities concerned, but it does not apply if Ashmore’s order cannot be executed owing to a limit price attached to it or the order is of such a size that it cannot be completed.

You must not accept any gift or inducement from any person, which is likely to conflict with your duties to any client of Ashmore.

You are not permitted to request or accept any financial accommodation, benefit or special dealing facilities from any stockbroker or dealer in securities outside the Ashmore group without the prior written consent of the Group Head of Compliance.

You may not deal for an employee of another firm if you know or suspect that that employee is seeking to contravene or evade the provisions of any insider dealing regulations, the rules of his own organisation or the rules of any regulatory body responsible for the regulation of that firm.

If you effect any transaction in securities with or on behalf of a client whom you know to be an employee of a company or firm which carries on investment business and which relates to that particular investment, you must, unless you have good reason to believe that the company or firm has consented, inform the company or firm of the effecting of the transaction, its terms and the identity of the parties to it.

You must not effect any transaction in securities if you know or should reasonably know that Ashmore is prohibited from effecting the transaction for its own account or otherwise under the rules of its regulator.

If you are precluded by these rules from entering into a transaction, you must not procure any other person to enter into such a transaction or communicate any information or opinion to any person if you know, or have reason to believe, that the person will, as a result, enter into such a transaction, or counsel or procure some other person to do so.

20.5	Excessive and Speculative Dealing

Your personal dealings must not interfere with the performance of your duties nor must they be of such nature or extent as to risk bringing the business of Ashmore into disrepute. In particular this means:

•	You must not carry out transactions, which you cannot afford to settle.

•	Bear transactions (i.e. the sale of securities not owned by the seller) and uncovered options are not permitted.

•

Same day trading in the same security and/or any related security of any type is prohibited other than in exceptional circumstances and then only if prior written permission has been obtained from the Group Head of Compliance.

20.6	Inside Information – Insider Dealing

A summary of the main provisions of insider dealing is set out in Section 10 and staff must observe at all times the provisions of these regulations. Alleged insider dealing and misuse of inside information is a very serious matter for Ashmore and its staff.

20.7	Staff Dealing in Funds Where Ashmore is Investment Manager (“Ashmore linked products”)

Ashmore staff investment in emerging markets has to be made through Ashmore’s own funds.

Staff should not be in any better position when investing in Ashmore linked products than other investors in those products. Therefore, if you wish to make any purchase or sale you must commit yourself to doing so at least 14 calendar days before the dealing date. This period is to enable any unpublished price-sensitive information of which you may be aware, to become publicly available prior to the dealing date. Should you therefore wish to deal, you should ensure that you have ample time to obtain compliance approval and to submit your order before the start of the two-week period. The dealing subscription / redemption application must be sent to the administrator/registrar also no later than 14 calendar days in advance. This must be accompanied by a copy of the approved Consent to Dealing form (referred to in the paragraph below) and the application will be only be processed if the administrator is in possession of this. Otherwise, your purchase must be deferred until the next available dealing day.

Any staff wishing to buy or sell any Ashmore funds must obtain the prior written approval of the Group Head of Compliance. Application should be made on the form in Appendix 20.1 – Consent to Dealing in Ashmore–Linked Products.

If you invest in Ashmore linked products you will not be permitted to sell them for a period of at least 6 months. You may however transfer them to your spouse with prior Compliance approval.

The 14-day commitment period referred to above may be waived by the signature of both the Chief Executive and the Group Head of Compliance, but it should be noted that such waivers will not normally be given.

•

As with any personal trade, Compliance should be provided with a copy of the relevant contract note(s). When you submit a copy of your signed Consent to Dealing Form to the Administrator, a contract note copy should be sent by the Administrator to the Ashmore Group Head of Compliance.

You should refer to the Compliance department if you wish to know which are the Ashmore linked products.

Note: Qualifying Investor Funds (QIFs) and Ashmore staff - The Guernsey Financial Services Commission has authorised Ashmore Brazil Fund Limited (ABFL) and Ashmore Private Equity Turkey Limited (APET) as Class B Collective Investment Schemes and Qualifying Investor Funds and the shares may only be held by a Qualifying Investor. A Qualified Investor includes a “Knowledgeable Employee” (“KE”), who is eligible if employed by a “Professional Investor” which includes a firm that in the ordinary course of its business manages investments.

Accordingly, all Ashmore staff are KE’s by virtue of Ashmore’s business activities.

20.8	New employees

New employees are required to read and provide a written acknowledgement that they have read Ashmore’s Code of Ethics, which, inter alia, contains the Personal Account Dealing section of the Compliance Manual.

New members of staff may join with existing investment portfolios, which may include emerging markets assets. No later than 10 business days after the date of commencement of your employment, you must report the following information (an Initial Holdings Report) to the Group Head of Compliance:

•	The title, number of shares and principal amount of each security in which you had any direct or indirect beneficial ownership at the commencement date of your employment;

•	The name of any broker, dealer or bank with whom you maintained an account in which any securities were held for your direct or indirect benefit at that date.

The Group Head of Compliance will record the date that your report is submitted. Your initial holdings report must be current as of a date no more than 45 days prior to the date of commencement of your employment.

20.9	Existing Emerging Markets Portfolios

If you hold emerging markets assets, such assets may continue to be held or disposed of (see below), but may not be replaced unless in accordance with the PA Dealing procedures in this chapter.

Before disposal, you must seek compliance approval, by completion of the form in Appendix 20.2 – Consent to Dealing in Emerging Markets Assets. Before a deal is compliance approved, the Group Head of Compliance will establish whether or not any fund will be dealing in the same asset. Approval will be granted for a period of 24 hours only – if you do not deal within this period, a fresh approval must be gained.

20.10	Record keeping

In accordance with COBS 11.7.4R, the Compliance Department will keep individual records by employee, including reports, dealing permissions granted, together with contract notes/broker statements etc for a period of five years after the relevant employee has ceased employment, and in accordance with Ashmore’s Retention of Records policy, which also meets the record keeping requirements of Rule 17j-1(f) of the United States Investment Company Act 1940 and Rule 204-2 of the Investment Advisers Act 1940.

20.11	United States SEC Requirements

The requirements of this whole Section 20 are considered to be materially in compliance with the requirements of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request.

20.12	Ashmore Group plc Securities Dealing

The Company’s listing on the London Stock Exchange provides staff with the opportunity for buying and selling of the Company’s ordinary shares (“Ashmore shares”). However, this can only be done subject to restrictions, which are set out in the Code for Dealing in Securities in Ashmore Group plc (the “Ashmore Code”).

The restrictions will also apply to the exercise of options held over Ashmore shares, whether or not any of the shares to be acquired under the exercise are proposed to be sold.

You are subject to a number of principles that you are required to understand, acknowledge and apply in practice. Failure to do so can have serious consequences for the Company. Please ensure that you read the Ashmore Code fully.

The main features of the Ashmore Code are as follows:

For the purposes of Ashmore Group plc securities dealing only, Ashmore personnel are divided into different categories, each with different obligations and/or restrictions:

a)	Directors;

b)	Persons Discharging Managerial Responsibilities (“PDMR”s) (Investment Committee members);

c)	Employee Insiders;

d)	All other Group Employees.

For the time being, the Board has determined that the Company will be prudent and any employee not named in a) and b) above will be classed as c) an Employee Insider.

20.12.1 Dealing consent

All persons in the categories a), b) and c) above have been placed on a Company insider list. Until you have been advised in writing that you have been removed from such insider list, you must obtain prior written consent to deal in Ashmore shares, making use of the form “Consent to Dealing in Ashmore Group plc Securities”, a copy of which is appended to the Ashmore Code, and which also appears in Appendix 20.4. You should complete and hand the form to the Group Head of Compliance, who will consider whether consent can be granted, or in the case of categories a) and b) will pass the form on to the appropriate officer of the Company for consent. Consent can only be granted as specified in section 1.3(C) of the Ashmore Code. Without consent being notified to you, you must not undertake or initiate any dealing.

Clearance or refusal to a dealing request must be notified back to you within 5 days. You must effect an approved deal within 2 business days of being notified.

You must advise the Group Head of Compliance immediately after you have dealt in the Company’s securities and produce a contract note in respect of the deal concerned (or your broker can do so on your behalf in accordance with established Ashmore PA dealing procedures).

20.12.2	Prohibited periods

For as long as you remain in the category a), b) or c) above,

(i) you are prohibited from trading in the Company’s securities in certain closed periods, as follows:

a)	the period starting on 1st January each year up to and including the announcement of interim trading results for the period to 31st December (this will typically be in the following February); and

b)	the period commencing in July each year being 60 days prior to the announcement of the full year’s trading results for the year to 30th June (this will typically be in the following September); and

c)	the period commencing 10 business days prior to each of the two Trading Statements/ Interim Management Statements typically released by the Company in mid-April and mid-October each year.

The Company Secretary will inform the Group’s Directors and employees by email in advance of the beginning and end of each close period.

(ii) in seeking dealing consent, the fact that a limit order is to be placed must be specified. Prior to the commencement of each close period, all unfilled open orders must be cancelled unless they are subject to the rules of a Trading Plan discussed in 20.12.4 below.

(iii) you must not deal if you are in possession of inside information about the Company, nor should you pass on such information, nor should you encourage or discourage other persons from dealing in the Company’s shares if you are in possession of inside information.

20.12.3	Directors, PDMRs, their connected persons, and the Company Secretary

Directors, PDMRs, their connected persons and the Company Secretary are subject to stricter requirements than other employees. If you fall within one of these categories, including where you have connected persons that may wish to deal in the Company’s shares, you should refer in particular to the following sections of the Ashmore Code:

•	Section 1.3(C)(i) re dealing consent;

•	Section 1.3(D) re dealings by connected persons and investment managers; and

•	Section 1.3(E) re notification of dealings.

20.12.4	Dealing under a Trading Plan

Ashmore Directors, PDMR’s, employee insiders and other employees who are subject to these rules (“restricted persons”) will be able to enter into a “trading plan” during an open period which will allow them to deal in the shares of Ashmore during a close period. Restricted persons can set up a trading plan during an open period that instructs a broker to buy and sell their shares, and exercise share options even during close periods on the basis that the dealing could not be influenced by any price sensitive information. By stating date and price caps in a trading plan during an open period, the sale or purchase will only take place if certain conditions are met.

Employees wishing to deal under such an arrangement should refer to the Company Secretary or in his absence to the Group Head of Compliance. You will be requested to complete the Trading Plan document (see Appendix 20.5) prior to authorisation to deal being given in a close period. The Trading Plan document must be executed and submitted to your broker before the start of the relevant close period. If this is not done, you will not be permitted to deal during the close period.

For further information please refer to Section 1.3(B)(v) of the Ashmore Code (and Appendix1 thereof, the Model Code sections 23 to 26).

20.13	Ashmore Global Opportunities Limited Securities Dealing

The listing on the London Stock Exchange of Ashmore Global Opportunities Limited (“the Fund”) provides staff with the opportunity for buying and selling of the Fund’s ordinary shares (“AGOL shares”). However, given the Fund’s listed status, there are compliance requirements over and above those for other Ashmore products.

20.13.1 Prohibited periods

The Fund is subject to Chapter 14 of the Listing Rules in that it is an overseas company with a secondary listing on the LSE. It is not subject to the full listing rules and the Model Code, but has announced in its launch prospectus that it will follow the Model Code for its “Persons Discharging Managerial Responsibilities” (“PDMR”s). Its PDMRs are currently only its directors, although this could change at any time.

For as long as you are employed by Ashmore, and have not been notified that you are a PDMR of the Fund, you will not be subject to the close period restrictions of the Model Code.

However, as employees of the investment manager of the Fund, Ashmore staff may be in possession of inside information1, such as during the period the Fund’s monthly NAV is being calculated, and before such NAV is released to the LSE2. Ashmore will therefore impose a number of Prohibited Periods for dealing between the close of business on the final business day of each month until the announcement to the LSE of such month’s NAV.

Furthermore, Prohibited Periods may be extended in January and July each year, until the Fund’s interim and final results announcements are made, if these dates are later than the December and June NAV announcements.

You must not undertake or initiate any dealing, nor should you encourage or discourage other persons from dealing in the Fund’s shares during a Prohibited Period. Any open orders made outside a Prohibited Period that remain unfilled must be cancelled prior to the start of the next Prohibited Period.

In addition, you must not deal at any time if you are in possession of inside information about the Fund, nor should you pass on such information, nor should you encourage or discourage other persons from dealing in AGOL shares if you are in possession of inside information.

20.13.2 Dealing consent

All Ashmore personnel have been placed on the Fund’s insider list at Ashmore. Until you have been advised in writing that you have been removed from this insider list, you must obtain prior written consent to deal in AGOL shares, making use of the form “Consent to Dealing in Ashmore Global Opportunities Limited Securities”, a copy of which is in Appendix 20.6. This includes a declaration that you are not in possession of any inside information about the Fund at the time you seek consent to deal. You should complete and hand the form (at any time during the month) to the Group Head of Compliance, who will consider whether consent can be

[1]	“Inside information” is information of a precise nature which:

(i) is not generally available,

(ii) relates, directly or indirectly, to the Fund or any of AGOL’s shares, and

(iii) would, if generally available, be likely to have a significant effect on the price of any of AGOL’s shares or on the price of related investments.

[2]	There may also at times be other types of inside information that have not yet been released to the LSE.

granted. In the absence of the Group Head of Compliance, the Company Secretary or Group Finance Director can grant consent. Once you have handed over your form for consent to deal, you are irrevocably committed to dealing once such consent has been granted to you.

Dealing consent will only be granted after the end of a Prohibited Period. You may not undertake or initiate any dealing until consent has been granted.

If you submit a completed consent form in a Prohibited Period, as soon as reasonably practicable after the end of that Prohibited Period (i.e. following the announcement of the NAV or the preliminary/ final results announcements if applicable), the Group Head of Compliance will advise you whether approval has been granted or not. You will first be asked to confirm that you are not in possession of any inside information about the Fund at that time.

If you submit a completed consent form outside a Prohibited Period, the Group Head of Compliance will advise you as soon as possible after receipt of the request whether approval has been granted or not.

If, in connection with an Investment Committee decision whereby one ore more Ashmore Funds / Accounts has been approved to invest in AGOL, you are deemed by the Head of Compliance to have knowledge of such trade(s), you will not be granted approval to deal personally in AGOL until the third business day after all IC orders have been filled.

20.13.3 Dealing

Once consent has been granted to you to make any purchase or sale you must place your order and it must be executed as soon as possible, and in any event within two business days including the day consent has been given.

You may place your order subject to one or more price limits, provided such limits are specified on the Consent to Dealing form. However, if your order or any part thereof has not been executed within two business days of consent being granted to you, you must re-apply for renewed consent for the balance of the order. Before such renewed consent may be granted, you will first be asked to confirm to the Group Head of Compliance that you are not in possession of any inside information about the Fund at that time.

Any unfilled orders at the beginning of a Prohibited Period must be cancelled.

You must advise the Group Head of Compliance immediately after you have dealt in AGOL shares and produce a contract note in respect of the deal concerned (or your broker can do so on your behalf in accordance with established Ashmore PA dealing procedures).

If you invest in AGOL shares you will not be permitted to sell them for a period of at least 6 months. You may however transfer them to your spouse with the Group Head of Compliance’s prior approval, but he/she cannot sell them for a period of at least 6 months from date of transfer.

This Section 19 forms part of the Code of Ethics required for the purposes of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request

RETENTION OF RECORDS POLICY

This policy describes the required period for the retention of records and is based upon FSA Rules for record keeping, the record keeping requirements of the Investment Company Act of 1940 and the Investment Advisers Act 1940 in the United States, the requirements of the Inland Revenue for financial records, and market best practice as advised by our legal consultants. The policy extends to all records, whether they be held in hard or soft (electronic) form, and includes email records.

It is a prerequisite of this policy that confidentiality of all records and information held by Ashmore and its staff shall be maintained, whether such records represent client information or information concerning the Ashmore group of companies. Current working files will be retained within lockable cabinets, which will be locked each evening. All files taken from the cabinets during the working day are to be returned to the cabinets each evening to ensure they are secured overnight.

Archived files will be kept in boxes and the boxes will be numbered and the contents listed on the outside of the box for ease of identification. A master list of all archive boxes and files will be maintained and a review of records in the archives will be undertaken at least once per annum to identify records, which can now be destroyed.

Type of record	Minimum retention period
Client files – current clients (includes general files, bibles and marketing files)	Indefinitely

Client files – terminated clients	3 years from date of termination

Client files – original documents	Indefinitely (safe custody)

Transaction records: • Cash records • Trade tickets and confirmations • NAV / revaluations • Deal Books	3 years 5 years from settlement Indefinitely Indefinitely (safe custody)

Finance and accounting records • Signed financial statements • Day to day transaction records • Banking records (e.g. statements) • Tax records (including VAT)	Permanently 10 years 6 years 6 years (from end of accounting period)

Compliance files:

•   Correspondence with regulators

•   Advertising files

•   Personal Account Dealing records

•   Client categorisation

•   Marketing categorisation

•   Breaches and complaints

•   Compliance Manuals

•   Other compliance related records

Indefinitely 3 years 5 years* 3 years from termination Indefinitely Indefinitely* Indefinitely* As determined by Group Head of Compliance

Records relative to the US Investment Advisers Act of 1940: Compliance files:

•   Copies of all policies and procedures that are in effect or were in effect (Rule 17 CFR 275.204-2)

•   Records documenting annual review of policies and procedures (Rule 17 CFR 275.204-2(a)(17)(iii))

5 years from end of relevant fiscal year 5 years from end of relevant fiscal year (first 2 years on site*)

Records relative to the US Investment Company Act of 1940:
• Code of Ethics	Maintain any version in effect in the last 5 years*.

• Violations (and corrective actions) of Code of Ethics	At least five years after the end of the fiscal year in which the violation occurs*.

• Personal Account Dealing records	5 years (first two years easily accessible place*).

• Record of all persons, who are or were required to make reports under Rule17j-1, or who are or were responsible for reviewing such reports	5 years*

• Annual report submitted to the Board of a Fund (Rule 17j-1(c)(2)(ii))	at least five years after the end of the fiscal year in which the report is made (first two years easily accessible place*).

• record of any decision (and reason for such decision) to approve the acquisition by investment personnel of IPOs or Limited Offerings	at least five years after the end of the fiscal year in which the approval is granted.

Employment Related: • Application forms and interview notes • Personnel files and contracts of employment • Terminated staff records • Pension scheme records • Money Purchase Scheme (Equitable Life)	6 months Indefinitely 6 years Permanent 6 years from final transfer

Other: • Counterparty documentation (ISDA/ISMA) • Insurance records • Documents of title/key agreements – Current • Documents of title/key agreements – Expired • Telephone calls	3 years from termination Permanent Indefinite 12 years 3 months on-line, each month there will be a tape back-up which will be retained for 5 years

*Required	to be kept on site at principal place of business.

For any records not listed above, or in the case of any doubt, refer to the Group Head of Compliance for guidance.

This Retention of Records Policy forms part of the Code of Ethics required for the purposes of the United States Investment Company Act 1940 Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act 1940. All records maintained in accordance with this section are to be made available to the SEC for their review on request